Exhibit 99.1

ELECTROGLAS ANNOUNCES WARREN KOCMOND AS CHIEF OPERATING OFFICER

SAN JOSE, CALIF. – May 12, 2008 —Electroglas, Inc. (Nasdaq:EGLS),  a leading supplier of wafer probers and software solutions for the semiconductor industry, today announced that Warren Kocmond has joined Electroglas as their Chief Operating Officer.

"We are very pleased to have Mr. Kocmond join Electroglas,” said Tom Rohrs, Chairman and CEO of Electroglas. “Warren will have responsibility for engineering, sales and service, and operations. His experience in the semiconductor industry and in running numerous organizations will be a great asset for Electroglas going forward. ”

Prior to joining Electroglas, Kocmond was the Senior Vice President of Global Operations for Affymetrix. Mr. Kocmond oversaw all global manufacturing, including arrays, reagents and instruments, as well as the global supply chain, facilities, and real estate for the company. Mr. Kocmond previously served as Chief Operating Officer at Asyst Technologies, a maker of automation and isolation systems for the semiconductor industry. Kocmond has also held manufacturing, operations, and technology positions at Hewlett-Packard, Silicon Graphics, and Applied Materials.

Kocmond holds a BS in mechanical engineering from the University of Nevada, Reno, and an MS in systems management from the University of Southern California

About Electroglas
Electroglas is a leading supplier of innovative wafer probers, test floor management software and services that improve the overall effectiveness of semiconductor manufacturers’ wafer and device testing. Headquartered in San Jose, California, the Company has been a leading equipment supplier to the semiconductor industry for over four decades, and has shipped more than 16,500 systems worldwide. Electroglas’ stock trades on the NASDAQ National Market under the symbol “EGLS.” More information about the Company and its products is available at www.electroglas.com.

Contact:
Investor Relations
Electroglas, Inc.
Candi Lattyak
+1 408.528.3801
clattyak@electroglas.com